        Exhibit 99.1

ALTRIA REPORTS 2017 THIRD-QUARTER AND NINE-MONTHS RESULTS;
REAFFIRMS 2017 FULL-YEAR EARNINGS GUIDANCE

▪	Altria’s 2017 third-quarter reported diluted earnings per share (EPS) increased 73.2% to $0.97, as comparisons were affected by special items.

▪	Altria’s 2017 third-quarter adjusted diluted EPS, which excludes the impact of special items, increased 9.8% to $0.90.

▪	Altria’s 2017 nine-month reported diluted EPS increased 34.7% to $2.72, as comparisons were affected by special items.

▪	Altria’s 2017 nine-month adjusted diluted EPS, which excludes the impact of special items, increased 5.5% to $2.48.
RICHMOND, Va. - October 26, 2017 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2017 third-quarter and nine-month business results and reaffirmed its guidance for 2017 full-year adjusted diluted EPS.
“Altria delivered outstanding performance in the third quarter and for the first nine months of 2017 as our core tobacco operating companies generated strong income growth,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “Our financial performance continues to strengthen in the second half, as we expected.”
“And we continued to focus on rewarding shareholders through the first nine months, paying out more than $3.5 billion in dividends and repurchasing nearly $2.4 billion in shares. In August, Altria’s Board of Directors voted to increase our quarterly dividend per share by 8.2%.”
“The business is performing well in a competitive environment, and we continue to expect full-year adjusted diluted EPS growth of 7.5% to 9.5%.”
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on October 26, 2017 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In August 2017, Altria’s Board of Directors (Board) increased the regular quarterly dividend by 8.2% to $0.66 per share. Altria’s current annualized dividend rate is $2.64 per share. As of October 20, 2017, Altria’s annualized dividend yield was 4.1%. Altria paid approximately $1.2 billion in dividends in the third quarter and $3.5 billion for the first nine months of 2017. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the third quarter, Altria repurchased 11.1 million shares under its share repurchase program at an average price of $67.99, for a total cost of approximately $759 million. As of September 30, 2017, Altria had $576 million remaining in the $4 billion program, which Altria expects to complete by the end of the second quarter of 2018. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Product Innovation
In e-vapor, Nu Mark LLC (Nu Mark) grew MarkTen’s third-quarter volume by more than 50% primarily through expanded distribution and category growth. MarkTen has a third-quarter national retail share of approximately 13.5% in mainstream retail channels. MarkTen is present in stores representing approximately 65% of e-vapor category volume in those channels. Nu Mark has announced plans to expand its distribution of MarkTen Bold to approximately 15,000 additional retail stores in the fourth quarter.
In heated tobacco, in August the U.S. Food and Drug Administration (FDA) began its substantive science review of Philip Morris International Inc.’s (PMI) IQOS premarket tobacco product application (PMTA). PMI submitted its PMTA to the FDA in March 2017. Philip Morris USA Inc. (PM USA) continues to build its commercialization plans for IQOS, which it will have the exclusive right to sell in the U.S. upon FDA authorization.
FDA’s Comprehensive Regulatory Plan for Tobacco and Nicotine Regulation
In July, the FDA announced a new comprehensive plan for tobacco and nicotine regulation that will serve as the FDA’s multi-year regulatory road map. The FDA has stated its belief that this approach will strike an appropriate balance between regulation and encouraging development of innovative tobacco products that may be less risky than cigarettes.
Federal Government’s Lawsuit
Earlier this month, Altria and PM USA announced that they and other companies have agreed on the timing of court-ordered communications about cigarettes and smoking on television and in newspapers. The communications, which will begin on November 26, 2017, stem from a 1999 lawsuit the federal government brought against the major domestic cigarette companies that focused on industry conduct dating back to the 1950s.
Facilities Consolidation
In October 2016, Altria announced the consolidation of certain of its operating companies’ manufacturing facilities to streamline operations and achieve greater efficiencies (Facilities Consolidation). The Facilities Consolidation is expected to be completed by the first quarter of 2018 and deliver approximately $50 million in annualized cost savings by the end of 2018.
As a result of the Facilities Consolidation, Altria expects to record total pre-tax charges of approximately $150 million, or $0.05 per share. Of this amount, Altria recorded pre-tax charges of $71 million in 2016 and $71 million for the first nine months of 2017 (including $15 million in the third quarter).
2017 Full-Year Guidance
Altria reaffirms its guidance for 2017 full-year adjusted diluted EPS to be in a range of $3.26 to $3.32. This range represents a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $3.03 in 2016 as shown in Table 1. This range excludes the special items for the first nine months of 2017 shown in Table 2.
Altria expects that its 2017 full-year effective tax rate on operations will be approximately 35.5%.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, gain on AB InBev/SABMiller business combination, AB InBev/SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such settlements and determinations are referred to collectively as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, may be infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its effective tax rate on operations forecast.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2016 Adjusted Results
Full Year
2016
Reported diluted EPS	$7.28
NPM Adjustment Items	0.01
Tobacco and health litigation items	0.04
SABMiller special items	(0.03)
Loss on early extinguishment of debt	0.28
Asset impairment, exit and implementation costs	0.07
Patent litigation settlement	0.01
Gain on AB InBev/SABMiller business combination	(4.61)
Tax items	(0.02)
Adjusted diluted EPS	$3.03
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 10.
ALTRIA GROUP, INC.
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items, including those items noted under “2017 Full-Year Guidance” above. Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis.  Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in AB InBev and reports its share of AB InBev’s results using a one-quarter lag because AB InBev’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag does not affect Altria’s cash flows, but does impact the year-over-year comparability of Altria’s equity earnings from its beer investment and reported and adjusted diluted EPS in the short term.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA, John Middleton Co. (Middleton) and Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman); smokeless products, manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues decreased 2.5% to $6.7 billion in the third quarter primarily driven by lower net revenues in the smokeable products segment. Altria’s revenues net of excise taxes decreased 1.3% to $5.1 billion. For the first nine months of 2017, net revenues decreased 0.1% to $19.5 billion, and revenues net of excise taxes increased 1.2% to $14.8 billion.
Altria’s 2017 third-quarter reported diluted EPS increased 73.2% to $0.97, primarily driven by the 2016 loss on early extinguishment of debt, favorable tax items, higher reported OCI in the smokeable products segment and fewer shares outstanding, partially offset by lower equity earnings from Altria’s beer investment. Altria’s third-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, grew 9.8% to $0.90, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments and fewer shares outstanding, partially offset by lower equity earnings from Altria’s beer investment.
Altria’s 2017 nine-months reported diluted EPS increased 34.7% to $2.72, primarily driven by the 2016 loss on early extinguishment of debt, higher reported OCI in the smokeable products segment, which included lower restructuring charges in 2017, favorable tax items, a higher gain on the AB InBev/SABMiller business combination and fewer shares outstanding, partially offset by lower equity earnings from Altria’s beer investment. Altria’s nine-months adjusted diluted EPS, which excludes the special items shown in Table 2, increased 5.5% to $2.48, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments and fewer shares outstanding, partially offset by lower equity earnings from Altria’s beer investment.

Table 2 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Reported diluted EPS	$0.97	$0.56	73.2%	$2.72	$2.02	34.7%
NPM Adjustment Items	—	—		—	0.01
Tobacco and health litigation items	—	0.01		0.01	0.03
AB InBev/SABMiller special items	0.01	(0.01)		0.04	0.05
Loss on early extinguishment of debt	—	0.28		—	0.28
Asset impairment, exit and implementation costs	0.01	—		0.02	0.04
Gain on AB InBev/SABMiller business combination	(0.01)	(0.02)		(0.15)	(0.07)
Tax items	(0.08)	—		(0.16)	(0.01)
Adjusted diluted EPS	$0.90	$0.82	9.8%	$2.48	$2.35	5.5%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.
AB InBev/SABMiller Special Items
In the first nine months of 2017, earnings from Altria’s equity investment in AB InBev included net pre-tax charges of $109 million, consisting primarily of Altria’s share of mark-to-market losses on AB InBev’s derivative financial instruments used to hedge certain share commitments.
In the first nine months of 2016, earnings from Altria’s equity investment in SABMiller included pre-tax charges of $147 million consisting primarily of Altria’s share of SABMiller’s asset impairment charges and costs related to its business combination with AB InBev.
The EPS impact of these items is shown in Table 2 and Schedule 9.
Loss on Early Extinguishment of Debt
In the third quarter of 2016, Altria completed a cash tender offer in which it purchased approximately $933 million aggregate principal amount of its senior unsecured 9.95% and 10.20% notes due in 2038 and 2039, respectively. The transaction resulted in a one-time, pre-tax charge against reported earnings in the third quarter of 2016 of $823 million, reflecting the loss on early extinguishment of debt.
The EPS impact of this charge is shown in Table 2 and Schedules 7 and 9.
Asset Impairment, Exit and Implementation Costs
In the third quarter and first nine months of 2017, Altria recorded pre-tax Facilities Consolidation charges of $15 million and $71 million, respectively.
In the first nine months of 2016, Altria recorded a pre-tax charge of $130 million in connection with the productivity initiative announced in January 2016.
The EPS impact of these costs is shown in Table 2 and Schedules 7 and 9.

Gain on AB InBev/SABMiller Business Combination
In the third quarter and first nine months of 2017, Altria recorded pre-tax gains of $37 million and $445 million, respectively, related to AB InBev’s divestitures of certain SABMiller assets and businesses in connection with the AB InBev/SABMiller business combination.
In the third quarter and first nine months of 2016, Altria recorded pre-tax, unrealized gains of $48 million and $205 million, respectively, for the change in the fair value of the currency derivatives that Altria entered into to hedge its British pound exposure on the cash consideration received from the AB InBev/SABMiller business combination.
The EPS impact of these items is shown in Table 2 and Schedules 7 and 9.
Tax Items
In the third quarter, Altria recorded $155 million in income tax benefits primarily related to the release of a valuation allowance for foreign tax credit carryforwards.
For the first nine months, Altria recorded $321 million in income tax benefits primarily due to settlement of the 2010-2013 Internal Revenue Service audit and the valuation allowance release described above.
The EPS impact of these items is shown in Table 2 and Schedules 7 and 9.

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong income growth in the third quarter and for the first nine months of 2017.
Smokeable products segment net revenues declined by 2.8% in the third quarter as lower volume was partially offset by higher pricing. For the first nine months of 2017, smokeable products segment net revenues were essentially unchanged as higher pricing offset lower volume and higher promotional investments. Revenues net of excise taxes declined 1.5% in the quarter and increased 1.1% for the first nine months.
In the third quarter, reported OCI increased 9.8%, primarily driven by higher pricing, lower costs (selling, general and administrative (SG&A) and resolution) and lower tobacco and health litigation items, partially offset by lower volume. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 7.7%, and adjusted OCI margins expanded 4.5 percentage points to 52.2%.
For the first nine months of 2017, reported OCI increased 10.2%, primarily driven by higher pricing, lower SG&A spending, lower restructuring charges and lower tobacco and health litigation items. These factors were partially offset by lower volume and higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 7.4%, and adjusted OCI margins expanded 3.0 percentage points to 51.6%.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net revenues	$5,975	$6,147	(2.8)%	$17,355	$17,398	(0.2)%
Excise taxes	(1,565)	(1,671)		(4,581)	(4,769)
Revenues net of excise taxes	$4,410	$4,476	(1.5)%	$12,774	$12,629	1.1%

Reported OCI	$2,290	$2,086	9.8%	$6,564	$5,955	10.2%
NPM Adjustment Items	3	—		(5)	12
Asset impairment, exit, implementation and acquisition-related costs	7	4		22	105
Tobacco and health litigation items	—	45		16	72
Adjusted OCI	$2,300	$2,135	7.7%	$6,597	$6,144	7.4%
Adjusted OCI margins [1]	52.2%	47.7%	4.5 pp	51.6%	48.6%	3.0 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
In the third quarter, total cigarette industry volumes declined by an estimated 3.5%. The smokeable products segment’s reported domestic cigarettes shipment volume declined by 6.2% in the third quarter, primarily driven by the industry’s rate of decline, trade inventory movements, retail share declines and one fewer shipping day. After adjusting for trade inventory movements and calendar differences, PM USA’s domestic cigarettes shipment volume decreased by an estimated 4.5%.
For the first nine months of 2017, total cigarette industry volumes declined by an estimated 3.5%. The smokeable products segment’s reported domestic cigarettes shipment volume decreased by 4.0%, primarily driven by the industry’s rate of decline, retail share declines and one fewer shipping day, partially offset by trade inventory movements. When adjusted for trade inventory movements and calendar differences, PM USA’s domestic cigarettes shipment volume decreased by an estimated 4%.
The smokeable products segment’s reported cigars shipment volume increased by 6.6% in the third quarter and 10.6% for the first nine months of 2017. Table 4 summarizes smokeable products segment shipment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Cigarettes:
Marlboro	26,455	28,152	(6.0)%	77,307	80,446	(3.9)%
Other premium	1,567	1,684	(6.9)%	4,567	4,858	(6.0)%
Discount	2,806	3,028	(7.3)%	8,250	8,569	(3.7)%
Total cigarettes	30,828	32,864	(6.2)%	90,124	93,873	(4.0)%

Cigars:
Black & Mild	381	357	6.7%	1,146	1,028	11.5%
Other	4	4	—%	12	19	(36.8)%
Total cigars	385	361	6.6%	1,158	1,047	10.6%

Total smokeable products	31,213	33,225	(6.1)%	91,282	94,920	(3.8)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
In the third quarter of 2017, Marlboro’s retail share declined by 0.5 share points to 43.2%, primarily driven by the cigarette excise tax increase in California and increased competitive activity. Marlboro’s retail share declined by 0.3 share points to 43.4% for the first nine months. PM USA’s total retail share was 50.5% in the quarter and 50.8% for the first nine months, down 0.6 and 0.3 share points, respectively. Table 5 summarizes cigarette retail share results.

Table 5 - Smokeable Products: Cigarettes Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2017	2016	Percentage point change	2017	2016	Percentage point change
Cigarettes:
Marlboro	43.2%	43.7%	(0.5)	43.4%	43.7%	(0.3)
Other premium	2.7	2.8	(0.1)	2.7	2.8	(0.1)
Discount	4.6	4.6	—	4.7	4.6	0.1
Total cigarettes	50.5%	51.1%	(0.6)	50.8%	51.1%	(0.3)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

SMOKELESS PRODUCTS
The smokeless products segment delivered strong results in the third quarter. Smokeless products segment net revenues increased 4.2% in the quarter, primarily driven by higher pricing and lower promotional investments, partially offset by lower volume and unfavorable mix. For the first nine months of 2017, smokeless product segment net revenues increased 3.3%, primarily driven by higher pricing, partially offset by unfavorable mix and lower volume. Revenues net of excise taxes increased 4.5% in the quarter and 3.7% for the first nine months of 2017.
In the third quarter, reported OCI increased 12.8%, primarily driven by higher pricing, lower costs and lower promotional investments, partially offset by lower volume, unfavorable mix and Facilities Consolidation charges. Adjusted OCI, which is calculated excluding the special items identified in Table 6, increased 15.7% and adjusted OCI margins increased 6.8 percentage points to 70.3%.
For the first nine months of 2017, reported OCI increased 2.3%, primarily driven by higher pricing, partially offset by Facilities Consolidation charges, unfavorable mix and lower volume. Adjusted OCI, which is calculated excluding the special items identified in Table 6, increased 6.3% and adjusted OCI margins increased 1.6 percentage points to 67.7%.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net revenues	$550	$528	4.2%	$1,580	$1,530	3.3%
Excise taxes	(35)	(35)		(99)	(102)
Revenues net of excise taxes	$515	$493	4.5%	$1,481	$1,428	3.7%

Reported OCI	$352	$312	12.8%	$951	$930	2.3%
Asset impairment, exit and implementation costs	10	1		52	14
Adjusted OCI	$362	$313	15.7%	$1,003	$944	6.3%
Adjusted OCI margins [1]	70.3%	63.5%	6.8 pp	67.7%	66.1%	1.6 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
USSTC’s reported domestic shipment volume declined 1.8% and 1.7% in the third quarter and first nine months of 2017, respectively, driven primarily by declines in Skoal.
After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume declined approximately 3% in the third quarter and 1.5% for the first nine months. USSTC estimates that the smokeless products category volume grew approximately 0.5% over the past six months.

Table 7 summarizes shipment volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Copenhagen	134.1	133.5	0.4%	396.1	392.3	1.0%
Skoal	61.6	66.2	(6.9)%	183.0	197.3	(7.2)%
Copenhagen and Skoal	195.7	199.7	(2.0)%	579.1	589.6	(1.8)%
Other	16.9	16.7	1.2%	50.3	50.8	(1.0)%
Total smokeless products	212.6	216.4	(1.8)%	629.4	640.4	(1.7)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen grew 0.2 retail share points in the third quarter to 33.9%. Copenhagen and Skoal’s combined retail share decreased 1.2 share points in the quarter to 50.4% driven by Skoal’s 1.4 retail share point decline.
For the first nine months of 2017, Copenhagen grew 0.6 share points offset by Skoal’s 1.5 share point loss, contributing to a combined share decline of 0.9 share points. Table 8 summarizes retail share results for the smokeless products segment.

Table 8 - Smokeless Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2017	2016	Percentage point change	2017	2016	Percentage point change
Copenhagen	33.9%	33.7%	0.2	33.6%	33.0%	0.6
Skoal	16.5	17.9	(1.4)	16.8	18.3	(1.5)
Copenhagen and Skoal	50.4	51.6	(1.2)	50.4	51.3	(0.9)
Other	3.4	3.3	0.1	3.4	3.4	—
Total smokeless products	53.8%	54.9%	(1.1)	53.8%	54.7%	(0.9)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle’s third-quarter and first-nine-month results were negatively impacted by increased competitive activity, continued trade inventory reductions and slower premium wine category growth.

In the third quarter of 2017, Ste. Michelle’s net revenues were essentially unchanged. Reported and adjusted OCI declined 5.3%, primarily due to higher costs. Reported wine shipment volume for the third quarter was essentially unchanged at approximately 2.2 million cases.
For the first nine months of 2017, Ste. Michelle’s net revenues declined 5.4%. Reported OCI declined 18.0% and adjusted OCI declined 20.4%, primarily due to lower volume and higher costs. Reported shipment volume for the first nine months declined 8.1% to approximately 5.7 million cases.
Table 9 summarizes revenues, OCI and OCI margins for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net revenues	$181	$182	(0.5)%	$471	$498	(5.4)%
Excise taxes	(6)	(6)		(15)	(17)
Revenues net of excise taxes	$175	$176	(0.6)%	$456	$481	(5.2)%

Reported OCI	$36	$38	(5.3)%	$82	$100	(18.0)%
Acquisition-related costs	—	—		—	3
Adjusted OCI	$36	$38	(5.3)%	$82	$103	(20.4)%
Adjusted OCI margins [1]	20.6%	21.6%	(1.0) pp	18.0%	21.4%	(3.4) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Sherman Group Holdings, LLC and its subsidiaries, Nu Mark LLC, Ste. Michelle Wine Estates Ltd. and Philip Morris Capital Corporation. Altria holds an equity investment in Anheuser-Busch InBev SA/NV.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the period ended June 30, 2017.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: AB InBev’s inability to achieve the contemplated synergies and value creation from its business combination with SABMiller; that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; the risk that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s transaction consideration from the AB InBev/SABMiller business combination and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of the dividends Altria expects to receive from AB InBev may not be as favorable as Altria anticipates.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2017	2016	% Change

Net revenues	$6,729	$6,905	(2.5)%
Cost of sales [1]	1,940	2,043
Excise taxes on products [1]	1,606	1,712
Gross profit	3,183	3,150	1.0%
Marketing, administration and research costs	507	704
Asset impairment and exit costs	8	2
Operating companies income	2,668	2,444	9.2%
Amortization of intangibles	5	5
General corporate expenses	56	57
Operating income	2,607	2,382	9.4%
Interest and other debt expense, net	169	179
Loss on early extinguishment of debt	—	823
Earnings from equity investment in AB InBev/SABMiller	(169)	(299)
Gain on AB InBev/SABMiller business combination	(37)	(48)
Earnings before income taxes	2,644	1,727	53.1%
Provision for income taxes	777	633
Net earnings	1,867	1,094	70.7%
Net earnings attributable to noncontrolling interests	(1)	(1)
Net earnings attributable to Altria Group, Inc.	$1,866	$1,093	70.7%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.97	$0.56	73.2%

Weighted-average diluted shares outstanding	1,915	1,952	(1.9)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$5,975	$550	$181	$23	$6,729
2016	6,147	528	182	48	6,905
% Change	(2.8)%	4.2%	(0.5)%	(52.1)%	(2.5)%

Reconciliation:
For the quarter ended September 30, 2016	$6,147	$528	$182	$48	$6,905
Operations	(172)	22	(1)	(25)	(176)
For the quarter ended September 30, 2017	$5,975	$550	$181	$23	$6,729

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$2,290	$352	$36	$(10)	$2,668
2016	2,086	312	38	8	2,444
% Change	9.8%	12.8%	(5.3)%	(100.0)%+	9.2%

Reconciliation:
For the quarter ended September 30, 2016	$2,086	$312	$38	$8	$2,444

Asset impairment, exit and implementation costs - 2016	4	1	—	1	6
Tobacco and health litigation items - 2016	45	—	—	—	45
	49	1	—	1	51

NPM Adjustment Items - 2017	(3)	—	—	—	(3)
Asset impairment, exit, implementation and acquisition-related costs - 2017	(7)	(10)	—	—	(17)
	(10)	(10)	—	—	(20)
Operations	165	49	(2)	(19)	193
For the quarter ended September 30, 2017	$2,290	$352	$36	$(10)	$2,668

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2017	2016	% Change

Net revenues	$19,475	$19,492	(0.1)%
Cost of sales [1]	5,699	5,841
Excise taxes on products [1]	4,695	4,888
Gross profit	9,081	8,763	3.6%
Marketing, administration and research costs	1,491	1,706
Asset impairment and exit costs	24	118
Operating companies income	7,566	6,939	9.0%
Amortization of intangibles	15	15
General corporate expenses	158	150
Corporate asset impairment and exit costs	—	5
Operating income	7,393	6,769	9.2%
Interest and other debt expense, net	525	571
Loss on early extinguishment of debt	—	823
Earnings from equity investment in AB InBev/SABMiller	(332)	(564)
Gain on AB InBev/SABMiller business combination	(445)	(205)
Earnings before income taxes	7,645	6,144	24.4%
Provision for income taxes	2,386	2,178
Net earnings	5,259	3,966	32.6%
Net earnings attributable to noncontrolling interests	(3)	(3)
Net earnings attributable to Altria Group, Inc.	$5,256	$3,963	32.6%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.72	$2.02	34.7%

Weighted-average diluted shares outstanding	1,927	1,954	(1.4)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$17,355	$1,580	$471	$69	$19,475
2016	17,398	1,530	498	66	19,492
% Change	(0.2)%	3.3%	(5.4)%	4.5%	(0.1)%

Reconciliation:
For the nine months ended September 30, 2016	$17,398	$1,530	$498	$66	$19,492
Operations	(43)	50	(27)	3	(17)
For the nine months ended September 30, 2017	$17,355	$1,580	$471	$69	$19,475

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$6,564	$951	$82	$(31)	$7,566
2016	5,955	930	100	(46)	6,939
% Change	10.2%	2.3%	(18.0)%	32.6%	9.0%

Reconciliation:
For the nine months ended September 30, 2016	$5,955	$930	$100	$(46)	$6,939

NPM Adjustment Items - 2016	12	—	—	—	12
Asset impairment, exit, implementation and acquisition-related costs - 2016	105	14	3	6	128
Tobacco and health litigation items - 2016	72	—	—	—	72
	189	14	3	6	212

NPM Adjustment Items - 2017	5	—	—	—	5
Asset impairment, exit, implementation and acquisition-related costs - 2017	(22)	(52)	—	—	(74)
Tobacco and health litigation items - 2017	(16)	—	—	—	(16)
	(33)	(52)	—	—	(85)
Operations	453	59	(21)	9	500
For the nine months ended September 30, 2017	$6,564	$951	$82	$(31)	$7,566

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,565	$1,671	$4,581	$4,769
Smokeless products	35	35	99	102
Wine	6	6	15	17
	$1,606	$1,712	$4,695	$4,888

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,152	$1,237	$3,416	$3,565
Smokeless products	2	2	6	6
	$1,154	$1,239	$3,422	$3,571

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$70	$72	$206	$211
Smokeless products	1	1	3	3
	$71	$73	$209	$214

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2017 Net Earnings	$1,866	$0.97
2016 Net Earnings	$1,093	$0.56
% Change	70.7%	73.2%

Reconciliation:
2016 Net Earnings	$1,093	$0.56

2016 Tobacco and health litigation items	29	0.01
2016 SABMiller special items	(26)	(0.01)
2016 Loss on early extinguishment of debt	541	0.28
2016 Asset impairment, exit and implementation costs	2	—
2016 Gain on AB InBev/SABMiller business combination	(29)	(0.02)
2016 Tax items	(1)	—
Subtotal 2016 special items	516	0.26

2017 NPM Adjustment Items	(3)	—
2017 AB InBev special items	(22)	(0.01)
2017 Asset impairment, exit, implementation and acquisition-related costs	(11)	(0.01)
2017 Gain on AB InBev/SABMiller business combination	24	0.01
2017 Tax items	155	0.08
Subtotal 2017 special items	143	0.07

Fewer shares outstanding	—	0.02
Change in tax rate	17	0.01
Operations	97	0.05
2017 Net Earnings	$1,866	$0.97

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
2017 Reported	$2,644	$777	$1,867	$1,866	$0.97
NPM Adjustment Items	5	2	3	3	—
AB InBev special items	34	12	22	22	0.01
Asset impairment, exit, implementation and acquisition-related costs	17	6	11	11	0.01
Gain on AB InBev/SABMiller business combination	(37)	(13)	(24)	(24)	(0.01)
Tax items	—	155	(155)	(155)	(0.08)
2017 Adjusted for Special Items	$2,663	$939	$1,724	$1,723	$0.90

2016 Reported	$1,727	$633	$1,094	$1,093	$0.56
Tobacco and health litigation items	45	16	29	29	0.01
SABMiller special items	(40)	(14)	(26)	(26)	(0.01)
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit and implementation costs	6	4	2	2	—
Gain on AB InBev/SABMiller business combination	(48)	(19)	(29)	(29)	(0.02)
Tax items	—	1	(1)	(1)	—
2016 Adjusted for Special Items	$2,513	$903	$1,610	$1,609	$0.82

2017 Reported Net Earnings				$1,866	$0.97
2016 Reported Net Earnings				$1,093	$0.56
% Change				70.7%	73.2%

2017 Net Earnings Adjusted for Special Items				$1,723	$0.90
2016 Net Earnings Adjusted for Special Items				$1,609	$0.82
% Change				7.1%	9.8%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2017 Net Earnings	$5,256	$2.72
2016 Net Earnings	$3,963	$2.02
% Change	32.6%	34.7%

Reconciliation:
2016 Net Earnings	$3,963	$2.02

2016 NPM Adjustment Items	11	0.01
2016 Tobacco and health litigation items	56	0.03
2016 SABMiller special items	96	0.05
2016 Loss on early extinguishment of debt	541	0.28
2016 Asset impairment, exit, implementation and acquisition-related costs	84	0.04
2016 Gain on AB InBev/SABMiller business combination	(129)	(0.07)
2016 Tax items	(17)	(0.01)
Subtotal 2016 special items	642	0.33

2017 NPM Adjustment Items	(2)	—
2017 Tobacco and health litigation items	(12)	(0.01)
2017 AB InBev special items	(71)	(0.04)
2017 Asset impairment, exit, implementation and acquisition-related costs	(47)	(0.02)
2017 Gain on AB InBev/SABMiller business combination	289	0.15
2017 Tax items	321	0.16
Subtotal 2017 special items	478	0.24

Fewer shares outstanding	—	0.04
Change in tax rate	5	—
Operations	168	0.09
2017 Net Earnings	$5,256	$2.72

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
2017 Reported	$7,645	$2,386	$5,259	$5,256	$2.72
NPM Adjustment Items	4	2	2	2	—
Tobacco and health litigation items	18	6	12	12	0.01
AB InBev special items	109	38	71	71	0.04
Asset impairment, exit, implementation and acquisition-related costs	77	30	47	47	0.02
Gain on AB InBev/SABMiller business combination	(445)	(156)	(289)	(289)	(0.15)
Tax items	—	321	(321)	(321)	(0.16)
2017 Adjusted for Special Items	$7,408	$2,627	$4,781	$4,778	$2.48

2016 Reported	$6,144	$2,178	$3,966	$3,963	$2.02
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	88	32	56	56	0.03
SABMiller special items	147	51	96	96	0.05
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit, implementation and acquisition-related costs	133	49	84	84	0.04
Gain on AB InBev/SABMiller business combination	(205)	(76)	(129)	(129)	(0.07)
Tax items	—	17	(17)	(17)	(0.01)
2016 Adjusted for Special Items	$7,148	$2,540	$4,608	$4,605	$2.35

2017 Reported Net Earnings				$5,256	$2.72
2016 Reported Net Earnings				$3,963	$2.02
% Change				32.6%	34.7%

2017 Net Earnings Adjusted for Special Items				$4,778	$2.48
2016 Net Earnings Adjusted for Special Items				$4,605	$2.35
% Change				3.8%	5.5%

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
2016 Reported	$21,852	$7,608	$14,244	$14,239	$7.28
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	105	34	71	71	0.04
SABMiller special items	(89)	(32)	(57)	(57)	(0.03)
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit, implementation and acquisition-related costs	206	71	135	135	0.07
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,865)	(4,864)	(9,001)	(9,001)	(4.61)
Tax items	—	30	(30)	(30)	(0.02)
2016 Adjusted for Special Items	$9,071	$3,144	$5,927	$5,922	$3.03

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$2,582	$4,569
Inventories	1,987	2,051
Other current assets	587	640
Property, plant and equipment, net	1,907	1,958
Goodwill and other intangible assets, net	17,503	17,321
Investment in AB InBev	18,213	17,852
Finance assets, net	901	1,028
Other long-term assets	480	513
Total assets	$44,160	$45,932

Liabilities and Stockholders’ Equity
Accrued settlement charges	3,383	3,701
Other current liabilities	3,279	3,674
Long-term debt	13,890	13,881
Deferred income taxes	8,234	8,416
Accrued postretirement health care costs	2,185	2,217
Accrued pension costs	611	805
Other long-term liabilities	372	427
Total liabilities	31,954	33,121
Redeemable noncontrolling interest	37	38
Total stockholders’ equity	12,169	12,773
Total liabilities and stockholders’ equity	$44,160	$45,932

Total debt	$13,890	$13,881